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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*



                           Creative Computers, Inc.
________________________________________________________________________________
                               (Name of Issuer)


                                 Common Stock
________________________________________________________________________________
                        (Title of Class of Securities)


                                  22527 E 107
________________________________________________________________________________
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP NO. 22527 E 107               13G                   Page 2 OF 5 Pages
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sam U. Khulusi

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

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                          SOLE VOTING POWER
                     5
     NUMBER OF            2,255,258 (including 833 shares subject to options
                          exercisable within 60 days of 12/31/97)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,255,258 (including 833 shares subject to options
                          exercisable within 60 days of 12/31/97)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,255,258

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      22.3%

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      TYPE OF REPORTING PERSON*
12
      IN

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Item 1(a)  Name of Issuer:
             Creative Computers, Inc.

Item 1(b)  Address of Issuer's Principal
             Executive Offices:
             2645 Maricopa Street
             Torrance, California 90503

Item 2(a)  Name of Person Filing:
             Sam U. Khulusi

Item 2(b)  Address of Principal Business Office or, if none, Residence:
             2645 Maricopa Street
             Torrance, California 90503

Item 2(c)  Citizenship:
             United States of America

Item 2(d)  Title of Class of Securities:
             Common Stock

Item 2(e)  CUSIP Number:
             22527 E 107

Item 3     Not applicable.

Item 4     Ownership.

           (a)  Amount of Beneficially Owned:
                2,255,258 (including 833 shares subject to options exercisable within 60 days of 12/31/97).

           (b) Percent of Class (based on number of shares outstanding reported on the Issuer's Form 10-Q for the quarter ended 9/30/97):
                22.3%

           (c)  Number of shares as to which such person has:

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                (i)   sole power to vote or to direct the vote:
                        2,255,258 (including 833 shares subject to options exercisable within 60 days of 12/31/97).

                (ii)  shared power to vote or to direct the vote:
                        0

                (iii) sole power to dispose or to direct the disposition of:
                        2,255,258 (including 833 shares subject to options exercisable within 60 days of 12/31/97).

                (iv)  shared power to dispose or to direct the disposition of:
                        0

Item 5     Ownership of Five Percent or Less of a Class:
             Not applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
             Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
             Not applicable.

Item 8     Identification and Classification of Members of the Group.
             Not applicable.

Item 9     Notice of Dissolution of Group.
             Not applicable.

Item 10    Certification.
             Not applicable.

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                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1998


/s/ SAM U. KHULUSI
------------------------
Sam U. Khulusi


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